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                                                            EXHIBIT 7(a)
                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 3 to the Registration Statement of the National Variable Life Insurance Account, a Separate Account of National Life Insurance Company, on Form S-6 relating to the Sentinel Estate Provider policy, of our report dated March 10, 2000 relating to the consolidated financial statements of National Life Holding Company, of our report dated March 10, 2000 relating to the consolidated financial statements of National Life Insurance Company and our report dated March 31, 2000 relating to the financial statements of the National Variable Life Insurance Account -- Estate Provider Segment, all of which appear in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PricewaterhouseCoopers LLP
Boston, Massachusetts
April 28, 2000